Exhibit (h)(3)(c)

     AMENDMENT TO TRANSFER AGENT AND DIVIDEND DISBURSING AGENT AGREEMENT
                             Dated:  April 30, 2007


	The Transfer Agent and Dividend Disbursing Agent Agreement by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Company"), for the Hawaii Municipal Fund series and the Hawaii Intermediate Fund series and First Pacific Recordkeeping, Inc., a Hawaii corporation, is amended as follows:


	FIRST:	The Transfer Agent and Dividend Disbursing Agent Agreement
is hereby amended to change the name of First Pacific Recordkeeping, Inc. to Lee Financial Recordkeeping, Inc.

	SECOND:	The foregoing amendment to the Transfer Agent and Dividend
Disbursing Agent Agreement has been duly approved by at least a majority of the entire Board of Directors of the Company. The amendment is limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Transfer Agent and Dividend Disbursing Agent Agreement
Amendment will become effective on April 30, 2007.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.


						FIRST PACIFIC MUTUAL FUND, INC.


						By:  __/s/  Terrence K.H Lee_____________
							Terrence K.H. Lee, President


						Attest:  _/s/ Jean Chun Lee______________
							Jean Chun Lee, Secretary


						LEE FINANCIAL RECORDKEEPING, INC.


						By:  __/s/  Terrence K.H Lee_____________
							Terrence K.H. Lee, President


						Attest:  _/s/ Jean Chun Lee_______________
							Jean Chun Lee, Secretary